UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 14, 2015

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1540 Drew Avenue, Davis, CA		95618
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

2121 Second St. Suite A-107, Davis, CA, 95618

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 14, 2015, Marrone Bio Innovations, Inc. (the “Company”) announced the appointment of James Iademarco as the Company’s President and Chief Operating Officer, effective January 14, 2015.

Mr. Iademarco previously founded and served as President of Strategic Avalanche from August 2013 through January 2015. From July 2012 through January 2013, he served as Vice President of Integration for Biomedical Materials for Royal DSM, and from July 2008 to May 2012, he served as Vice President, Biobased Chemicals and Materials. From 2005 to 2008, Mr. Iademarco was General Manager, Biomaterials, New Business Ventures of Bayer CropScience, and from 2001 to 2005, he served as Director of Business Development of Diversa. From 1984 to 2000, Mr. Iademarco held ten positions of increasing responsibility at Monsanto Company (Solutia). Mr. Iademarco earned his MBA in Marketing from Columbia University and a B.E. in Biomedical and Chemical Engineering from Vanderbilt University. He is 53.

Under the terms of the Company’s offer letter with Mr. Iademarco, he is entitled to receive a base salary of $290,000 per year. Mr. Iademarco will also be eligible to participate in the Company’s bonus plan, with any award for 2015 prorated based on the portion of the year worked for the Company. His target bonus will be up to 40% of his base salary, with an additional 10% allowed for exceeding goals. Mr. Iademarco will also receive an option to purchase 412,411 shares of the Company’s common stock under the Company’s 2013 Stock Incentive Plan at a price per share equal to the closing price of the Company’s common stock on NASDAQ on the date on which the Company’s board of directors approves the award. The option shares will vest over four (4) years, with 25% of the total shares vesting on the first anniversary of the date on which Mr. Iademarco’s employment with the Company commences and the remainder vesting in equal monthly installments over the following three (3) years. Mr. Iademarco will also receive three (3) months temporary housing, a rental allowance over nine (9) months thereafter not to exceed $22,500 in total, and reimbursement of actual relocation expenses estimated at approximately $20,000. If Mr. Iademarco fails to complete 24 months of service with the Company, he has agreed to repay a pro rata portion of his relocation expenses that the Company on his behalf.

In the event that the Company actually or constructively terminates Mr. Iademarco’s employment without cause, it will continue to pay his base salary and provide life, medical, dental and disability coverage for a period of six (6) months, if his employment is less than one year, or for a period of twelve (12) months, if his employment is greater than one year. In addition, in the event that his termination is due to a change of control, 25% of his unvested options initially granted by the Company’s board of directors will be accelerated and immediately vested if such termination is before completing one year of service, and 50% of his unvested options initially granted by the Company’s board of directors will be accelerated and immediately vested if such termination is thereafter. Notwithstanding the foregoing, Mr. Iademareco has agreed that the total value of severance in connection with certain change of control events, including the value of accelerated equity award vesting, may not exceed $700,000.

No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Mr. Iademarco, on the one hand, and any of the Company’s directors or executive officers, on the other hand.

A copy of the Company’s press release announcing the appointment of Mr. Iademarco is furnished as Exhibit 99.1 hereto.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued on January 14, 2015 by Marrone Bio Innovations, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: January 14, 2015	By:	/s/ Linda V. Moore
Linda V. Moore
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on January 14, 2015 by Marrone Bio Innovations, Inc.